Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is dated as of August 29, 2024 and effective as of July 1, 2024 (the “Effective Date”), by and between ARE-MA REGION NO. 75, LLC, a Delaware limited liability company (“Landlord”), and DISC MEDICINE, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of October 29, 2021, as amended by that certain First Amendment to Lease (the “First Amendment”) dated as of June 21, 2023 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 7,566 rentable square feet commonly known as Suite 101 (the “Original Premises”) in that certain building located at 321 Arsenal Street, Watertown, Massachusetts (also known as Building 312) (the “Building”), as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings given to such terms in the Lease.

B. Tenant is also currently occupying certain premises located on the second floor of the Building, commonly known as Suite 201, containing approximately 9,281 rentable square feet (the “Expansion Premises”), pursuant to that certain Sublease dated as of June 8, 2023 (the “Forma Sublease”) by and between Tenant, as subtenant, and Forma Therapeutics, Inc., as sublandlord.

C. Both the Term of the Lease and the term of the Forma Sublease are scheduled to expire on November 30, 2026.

D. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the Original Premises to include the Expansion Premises, and (ii) extend the Term for a period of 66 months commencing on July 1, 2024 (the “Extension Term Commencement Date”) through December 31, 2029 (the “Second Amendment Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Expansion Premises; Delivery; Expansion Premises Commencement Date. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises. The “Expansion Premises Commencement Date” shall be the earlier to occur of (i) December 1, 2026 and (ii) if the Forma Sublease terminates prior to November 30, 2026, the first calendar day following the date that the Forma Sublease terminates. The “Expansion Premises Rent Commencement Date” shall be the date that is four (4) months following the Expansion Premises Commencement Date. The period commencing on the Expansion Premises Commencement Date through the day immediately preceding the Expansion Premises Rent Commencement Date may be referred to herein as the “Abatement Period.”

Tenant’s occupancy of the Expansion Premises shall be on an “as-is” basis and, except as otherwise expressly provided in Section 8 below, Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Expansion Premises.

Except as set forth in this Second Amendment and subject to Landlord’s repair and maintenance obligations under Section 13 of the Lease: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Second Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for Tenant’s use.

2.
Premises. As of the Expansion Premises Commencement Date, the definitions of “Premises” and “Rentable Area of Premises” on page 1 of the Lease are hereby deleted in their entirety and replaced with the following:

“Premises: Approximately 16,847 rentable square feet in the Building consisting of (i) a portion of the first floor commonly known as Suite 101, containing approximately 7,566 rentable square feet (the "Original Premises"), and (ii) a portion of the second floor commonly known as Suite 201, containing approximately 9,281 rentable square feet (the "Expansion Premises"), all as determined by Landlord as shown on Exhibit A.”

“Rentable Area of Premises: 16,847 rentable sq. ft."

As of the Expansion Premises Commencement Date, Exhibit A to the Lease is hereby amended to include Exhibit A attached to this Second Amendment.

3.
Base Rent.
a.
Original Premises. Commencing on the Extension Term Commencement Date, Tenant shall pay Base Rent with respect to the Original Premises in the amount of $45.00 per rentable square foot of the Original Premises per year. On July 1, 2025, and on each July 1st thereafter (each, an "Adjustment Date"), the Base Rent payable with respect to the Original Premises shall be increased by multiplying the Base Rent payable immediately before such Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Original Premises immediately before such Adjustment Date. Notwithstanding anything contained in the Lease to the contrary, so long as Tenant is not in Default under the Lease, Base Rent for the Original Premises shall be abated for the period commencing on December 1, 2026 through March 31, 2027.

Upon execution of this Second Amendment, Tenant shall receive a credit towards the next monthly payment of Base Rent due for the Original Premises equal to the portion by which the monthly Base Rent actually paid by Tenant for the month of July 2024, and if applicable the month of August 2024, exceeded the monthly Base Rent due hereunder as set forth in the first sentence of this Section 3(a).

b.
Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent for the Expansion Premises at the same per rentable square foot rate that Tenant is then paying with respect to the Original Premises, as adjusted pursuant to subsection 3(a) above; provided, however, if the Forma Sublease terminates prior to November 30, 2026, such that the Expansion Premises Rent Commencement Date occurs prior to December 1, 2026, then Tenant shall pay Base Rent for the Expansion Premises at the same per rentable square foot rate set forth in the Forma Sublease through November 30, 2026, and thereafter on December 1, 2026, the Base Rent for the Expansion Premises shall then adjust to the same per rentable square foot rate as the Original Premises as provided for in this Section 3(b).
4.
Operating Expenses. As of the Expansion Premises Commencement Date, the definition of "Tenant's Share of Operating Expenses" on page 1 of the Lease is hereby deleted in its entirety and replaced with the following:

"Tenant's Share of Operating Expenses: 25.98%, subject to adjustment from time to time in accordance with Sections 5 and 45(o) hereof."

5.
Security Deposit. Commencing on the Expansion Premises Commencement Date the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

“Security Deposit: $255,227"

Landlord currently holds a Security Deposit in the amount of $116,012 under the Lease. As contemplated by the First Amendment, within 30 days before the Expansion Premises Commencement Date, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $255,227 or an additional Letter of Credit in the amount of $139,215

6.
Parking. Subject to the terms and conditions of Section 10 of the Lease, and in addition to the parking rights granted to Tenant thereunder with respect to the Original Premises, commencing on the Expansion Premises Commencement Date, Tenant shall have the right to park at a rate of 2.0 cars per 1,000 rentable square feet of the Expansion Premises.
7.
Extension of Term. The Term of the Lease will expire with respect to both the Original Premises and the Expansion Premises on the Second Amendment Expiration Date.
8.
Tenant Improvements. Landlord shall make available to Tenant a tenant improvement allowance in the maximum amount of $842,350 ($50.00 per rentable square foot of the Original Premises and Expansion Premises) (the “TI Allowance”), for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Original Premises and Expansion Premises (collectively, the “Tenant Improvements”), which Tenant Improvements shall be constructed pursuant to a scope of work and plans reasonable acceptable to Landlord and Tenant. The TI Allowance shall be available only for hard and soft costs of construction of the Tenant Improvements, including, but not limited to, architectural and engineering fees, data/telecom cabling and furniture reasonably acceptable to Landlord. The Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. The contractor for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., as additional insureds for the general contractor’s liability coverages required above.

During the course of the design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for the cost of the Tenant Improvements once a month against a reasonable form of draw request, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant Improvements and final lien waivers from all such contractors and subcontractors; and (ii) if applicable, “as built” plans for the Tenant Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Tenant Improvements shall become the property of Landlord and may not be removed by Tenant. Tenant shall pay Landlord a supervisory fee in the amount of 1% of the total cost of the Tenant Improvements, which sum shall be payable from the TI Allowance. Except for the TI Allowance, Tenant shall be solely responsible for all of the costs of the Tenant Improvements. If the estimated cost of the Tenant

Improvements exceeds the TI Allowance, Tenant shall be required to pay such excess on a pari passu basis with the remaining portion of the TI Allowance, with a reconciliation to be conducted within thirty (30) days following the completion of the Tenant Improvements. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 24 months after the Effective Date of this Second Amendment (the “Outside Improvements Allowance Date”). Any portion of the TI Allowance which has not been disbursed before the Outside Improvements Allowance Date shall be forfeited and shall not be available for use by Tenant.

9.
Right to Extend. Tenant shall continue to have one (1) five-year option to extend the Term of the Lease with respect to the entire Premises in accordance with the terms of Section 40 of the Lease
10.
Tenant’s Notice Address. As of the Effective Date of this Second Amendment, Tenant’s notice address under the Lease shall be as follows:

Disc Medicine, Inc.
321 Arsenal Street, Suite 101
Watertown, MA 02472
Attn: Jean Franchi

11.
OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
12.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than JLL and CBRE. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than JLL and CBRE, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment.
13.
Miscellaneous.
a.
This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.
This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
c.
This Second Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Second Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.
Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

DISC MEDICINE, INC.,

a Delaware corporation

By: /s/ Jean Franchi
Name: Jean Franchi
Title: Chief Finance Officer

□ I hereby certify that the signature, name, and title
above are my signature, name and title.

LANDLORD:

ARE-MA REGION NO. 75, LLC,

a Delaware limited liability company

By: ALEXANDRIA REAL ESTATE EQUITIES, L.P.,

a Delaware limited partnership,

managing member

By: ARE-QRS CORP.,

a Maryland corporation,

general partner

By: /s/ Allison Grochola
Name: Allison Grochola
Title: SVP – Real Estate Legal Affairs

Exhibit A

Expansion Premises

A-1